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                                                              Exhibit (11)

           OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

                     COMPUTATION OF PER SHARE EARNINGS

                                       Quarter Ended    For the Six Months
                                         June 30,         ended June 30,
                                      1995      1994      1995      1994
                                      ----      ----      ----      ----
                                        (In millions of dollars, except
                                          share data and where noted)
Primary:
--------
Net Income                         $    63   $    45   $    95   $    63
                                   =======   =======   =======   =======
Weighted average number of shares
  outstanding (thousands)           49,917    43,423    47,648    43,314
Weighted average common equivalent
  shares (thousands):
    Deferred awards                     15        22        15        24
    Stock options using average
      market price                     469       611       376       618
                                   -------   -------   -------   -------
Primary weighted average number of
  common shares outstanding and
  common equivalent shares
  (thousands)                       50,401    44,056    48,039    43,956
                                   =======   =======   =======   =======

Primary per share amount           $  1.25   $  1.03   $  1.98   $  1.44
                                   =======   =======   =======   =======
Fully Diluted:
--------------
Net Income                         $    64   $    47   $    98   $    67
                                   =======   =======   =======   =======

Weighted average number of shares
  outstanding (thousands)           49,917    43,423    47,648    43,314
Weighted average common equivalent
  shares (thousands):
    Deferred awards                     15        22        15        24
    Stock options using the higher
      of average market price or
      market price at end of period    490       613       402       627
Shares from assumed conversion
  of debt                              728     5,798     2,901     5,798
Shares from assumed conversion
  of preferred securities            2,283         -     1,305         -
                                   -------   -------   -------   -------

Fully diluted weighted average
  number of common shares
  outstanding and common
  equivalent shares (thousands)     53,433    49,856    52,271    49,763
                                   =======   =======   =======   =======

Fully diluted per share amount     $  1.20   $   .95   $  1.88   $  1.35
                                   =======   =======   =======   =======
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